Exhibit 99.1

Press contacts:

Christen Graham or Cathleen Porter

Warner Communications

Phone: (978) 526-1960

christen@warnerpr.com or cathleen@warnerpr.com

Investor inquiries:

Andrea Clegg

NightHawk Radiology Holdings, Inc.

866-402-4295 or 208-292-2818

For Immediate Release

NightHawk Radiology Names Timothy M. Mayleben as Chief Operating Officer

Coeur D’Alene, Idaho, January 8, 2007 – NightHawk Radiology Holdings, Inc. (Nasdaq: NHWK), a leading provider of radiology services to radiology groups across the United States, today announced the appointment of Timothy M. Mayleben as its Chief Operating Officer, effective immediately. Mr. Mayleben has been a member of NightHawk’s Board of Directors since March 2005.

“Tim’s tenure with our company over the past two years and his many years of prior operational leadership make him ideal for this role,” said Dr. Paul Berger, Chief Executive Officer and President of NightHawk Radiology. “I look forward to working more closely with Tim as his experience will be essential as we continue to grow our business, lead new technology innovations in the practice of radiology, and ultimately reach more patients.”

Mr. Mayleben said, “I am excited to be joining Nighthawk Radiology Services and look forward to working closely with Dr. Berger and the team to continue the transformation of the practice of radiology.”

Mr. Mayleben currently sits on NightHawk Radiology’s Board of Directors and, prior to his appointment as Chief Operating Officer, served as the Chairman of NightHawk’s Audit Committee and was a member of the Compensation Committee.

Prior to joining NightHawk’s Board in March 2005, Mr. Mayleben served as Chief Operating Officer and CFO of Esperion Therapeutics, a publicly traded biopharmaceutical company acquired by Pfizer, Inc. for $1.3 billion in 2004.

About NightHawk

NightHawk (Nasdaq: NHWK), headquartered in Coeur d’Alene, Idaho, is the leading provider of radiology services to radiology groups and hospitals throughout the United States. Its team of highly-qualified, U.S. board certified, state-licensed and hospital-privileged radiologists uses its proprietary workflow technology to provide radiological interpretations to its customers primarily from centralized reading facilities located in the United States, Sydney, Australia, and Zurich, Switzerland, twenty-four hours a day, seven days a week.